Exhibit 10.5

GOLDEN ENTERTAINMENT, INC.

AMENDED AND RESTATED 2007 STOCK OPTION AND COMPENSATION Plan

STOCK OPTION GRANT NOTICE AND

STOCK OPTION AGREEMENT

Golden Entertainment, Inc., a Minnesota corporation (the “Company”), pursuant to its Amended and Restated 2007 Stock Option and Compensation Plan (as amended from time to time, the “Plan”), hereby grants to the individual listed below (“Participant”), an option to purchase the number of shares of the Company’s Common Stock set forth below (the “Option”). This Option is subject to all of the terms and conditions set forth in this Stock Option Grant Notice (the "Grant Notice") and in the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Agreement.

Participant:
Grant Date:
Vesting Commencement Date:
Exercise Price per Share:	$
Total Exercise Price:	$
Total Number of Shares Subject to the Option:		shares
Expiration Date:

Type of Option: ☐   Incentive Stock Option☒   Non-Qualified Stock Option

Vesting Schedule:

25% of the original number of shares subject to the Option (rounded down to the next whole number of shares) shall vest one year after the Vesting Commencement Date, and 1/48th of the original number of shares subject to the Option (rounded down to the next whole number of shares) shall vest on the last day of each one-month period of Participant’s service as an employee, Director or Consultant thereafter, so that all of the shares subject to the Option shall be vested on the fourth (4th) anniversary of the Vesting Commencement Date.

Notwithstanding the foregoing vesting schedule, in no event may the Option be exercised prior to the earlier of (i) August 1, 2018, or (ii) immediately prior to the consummation of a Change in Control under Section 4.20(b)(i), (iii) or (iv) of the Agreement which results in an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, or any successor statute (such date, the “Initial Exercisability Date”).

By his or her signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. Participant has reviewed the Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Grant Notice or the Agreement.

GOLDEN ENTERTAINMENT, INC.	PARTICIPANT
By:	By:
Print Name:	Print Name:
Title:

EXHIBIT A

TO STOCK OPTION GRANT NOTICE

STOCK OPTION AGREEMENT

Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant an Option under the Plan to purchase the number of shares of Common Stock indicated in the Grant Notice.  The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of this Agreement shall control. Certain capitalized terms used in this Agreement are defined in Section 4.20 below.

ARTICLE I

GRANT OF OPTION

1.1      Grant of Option. In consideration of Participant’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the Option to purchase any part or all of an aggregate of the number of shares of Common Stock set forth in the Grant Notice, upon the terms and conditions set forth in the Plan, the Grant Notice and this Agreement. Unless designated as a Non-Qualified Stock Option in the Grant Notice, the Option shall be an Incentive Stock Option to the maximum extent permitted by law.

1.2      Exercise Price. The exercise price per share of the shares of Common Stock subject to the Option shall be as set forth in the Grant Notice, without commission or other charge; provided, however, that the price per share of the shares of Common Stock subject to the Option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date.

ARTICLE II

PERIOD OF EXERCISABILITY

2.1      Commencement of Exercisability.

(a)      Subject to Sections 2.2, 2.3 and 4.4, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.

(b)      No portion of the Option that has not become vested and exercisable on or prior to the date of Participant’s Termination of Service shall thereafter become vested and exercisable, except as may be otherwise provided in the Grant Notice or provided by the Committee or as set forth in a written agreement between the Company and Participant.

2.2      Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment that becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 2.3. hereof. Once the Option becomes unexercisable, it shall be forfeited immediately.

2.3      Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a)      The expiration of ten years from the Grant Date;

(b)      If this Option is designated as an Incentive Stock Option and Participant was a greater than 10% stockholder at the time the Option was granted, the expiration of five years from the Grant Date;

(c)      Except as the Committee may otherwise approve or as set forth in a written agreement between the Company and Participant, the expiration of three months following the date of Participant’s Termination of Service, unless such termination occurs by reason of Participant’s death, Disability or for Cause; provided, however, that, subject to Section 4.3 of this Agreement, if such termination occurs prior to the Initial Exercisability Date, any portion of the Option which is vested at the time of such termination shall remain exercisable until the expiration of three months following the Initial Exercisability Date;

(d)      The expiration of one year from the date of Participant’s death if Participant dies (i) prior to his or her Termination of Service or (ii) within three months after his or her Termination of Service (unless such termination occurs for Cause); provided, however, that, subject to Section 4.3 of this Agreement, if such termination occurs prior to the Initial Exercisability Date, any portion of the Option which is vested at the time of such termination shall remain exercisable until the expiration of three months following the Initial Exercisability Date (or, if later, until the expiration of one year from the date of such death);

(e)      The expiration of one year from the date of Participant’s Termination of Service by reason of Participant’s Disability; provided, however, that, subject to Section 4.3 of this Agreement, if such termination occurs prior to the Initial Exercisability Date, any portion of the Option which is vested at the time of such termination shall remain exercisable until the expiration of three months following the Initial Exercisability Date (or, if later, until the expiration of one year from the date of Participant’s Disability); or

(f)      Except as the Committee may otherwise approve, the date of Participant’s Termination of Service for Cause.

If the Option is an Incentive Stock Option, note that, to obtain the federal income tax advantages associated with an “incentive stock option,” the Code requires that at all times beginning on the date of grant of the Option and ending on the day three months before the date of Option’s exercise, Participant must be an employee of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) of the Company, except in the event of Participant’s death or disability (as defined in Section 22(e)(3) of the Code). The Company has provided for extended exercisability of Participant’s Option under certain circumstances for Participant’s benefit but cannot guarantee that Participant’s Option will necessarily be treated as an “incentive stock option” if Participant continues to provide services to the Company or a Subsidiary as a Consultant or Director after Participant’s employment terminates or if Participant otherwise exercises the Option more than three months after the date Participant’s employment terminates.

2.4      Tax Withholding.  Notwithstanding any other provision of this Agreement:

(a)      The Company and its Subsidiaries have the authority to deduct or withhold, or require Participant to remit to the Company or the applicable Subsidiary, an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by applicable law to be withheld with respect to any taxable event arising pursuant to this Agreement.  The Company and its Subsidiaries may withhold, or allow Participant to satisfy, the tax withholding obligation in one or more of the forms specified below, subject to Section 11 of the Plan:

(i)      By cash or check made payable to the Company or the Subsidiary with respect to which the withholding obligation arises;

(ii)      By the deduction of such amount from other compensation payable to Participant;

(iii)      With the consent of the Committee, by requesting that the Company withhold a net number of shares of Common Stock issuable upon the exercise of the Option having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;

(iv)      With the consent of the Committee, by tendering vested shares of Common Stock having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes; or

(v)      Through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company or the Subsidiary with respect to which the withholding obligation arises in satisfaction of such withholding taxes based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes; provided that payment of such proceeds is then made to the Company or the applicable Subsidiary at such time as may be required by the Committee, but in any event not later than the settlement of such sale.

(b)      In the event Participant fails to provide timely payment of all sums required pursuant to Section 2.4(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant's required payment obligation pursuant to Section 2.4(a)(ii) or Section 2.4(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate.  The Company shall not be obligated to deliver any shares of Common Stock issuable with respect to the exercise of the Option to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the exercise of the Option or any other taxable event related to the Option.

(c)      In the event any tax withholding obligation arising in connection with the Option will be satisfied under Section 2.4(a)(iii) above, then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant's behalf a whole number of shares from those shares of Common Stock that are issuable upon exercise of the Option as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company or the Subsidiary with respect to which the withholding obligation arises.  Participant's acceptance of this Option constitutes Participant's instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 2.4(c), including the transactions described in the previous sentence, as applicable.  The Company may refuse to issue any shares of Common Stock to Participant until the foregoing tax withholding obligations are satisfied.

(d)      Participant is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Option.  Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Common Stock.  The Company and its Subsidiaries do not commit and are under no obligation to structure the Option to reduce or eliminate Participant's tax liability.

2.5      Special Tax Consequences. Participant acknowledges that, to the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Common Stock with respect to which Incentive Stock Options, including the Option, are exercisable for the first time by Participant in any calendar year exceeds $100,000, the Option and such other options shall be Non-Qualified Stock Options to the extent necessary to comply with the limitations imposed by Section 422(d) of the Code. Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other “incentive stock options” into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder.

ARTICLE III

EXERCISE OF OPTION

3.1      Person Eligible to Exercise. During the lifetime of Participant, only Participant may exercise the Option or any portion thereof. After the death of Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 2.3, be exercised by Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

3.2      Partial Exercise. Subject to Section 4.1, any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 2.3 hereof.

3.3      Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other person or entity designated by the Company), during regular business hours of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 2.3 hereof:

(a)      An exercise notice in a form specified by the Committee, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

(b)      The receipt by the Company of full payment for the shares of Common Stock with respect to which the Option or portion thereof is exercised, in such form of consideration permitted under Section 3.4 hereof that is acceptable to the Committee;

(c)      The payment of any applicable withholding tax, as provided under in accordance with Section 2.4;

(d)      Any other written representations or documents as may be required in the Committee’s sole discretion to effect compliance with the applicable law; and

(e)      In the event the Option or portion thereof shall be exercised pursuant to Section 3.1 by any person or persons other than Participant, appropriate proof of the right of such person or persons to exercise the Option.

Notwithstanding any of the foregoing, the Committee shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.

3.4      Method of Payment. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of Participant, subject to terms of the Plan:

(a)      By cash or check made payable to the Company;

(b)      Through delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided, that payment of such proceeds is then made to the Company at such time as may be required by the Committee, but in any event not later than the settlement of such sale;

(c)      With the consent of the Committee, by tendering vested shares of Common Stock (including, without limitation, shares of Common Stock otherwise issuable upon the exercise of the Option) held for such period of time as may be required by the Committee in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or portion thereof being exercised; or

(d)      With the consent of the Committee, property of any kind that constitutes good and valuable consideration.

3.5      Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any shares of Common Stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:

(a)      The admission of such shares of Common Stock to listing on all stock exchanges on which such Common Stock is then listed;

(b)      The completion of any registration or other qualification of such shares of Common Stock under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Committee, in its sole discretion, shall deem necessary or advisable;

(c)      The obtaining of any approval or other clearance from any state or federal governmental agency that the Committee, in its sole discretion, shall determine to be necessary or advisable;

(d)      The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience;

(e)      The receipt by the Company of full payment for such shares of Common Stock, which may be in one or more of the forms of consideration permitted under Section 3.4; and

(f)      The receipt of full payment of any applicable withholding tax in accordance with Section 2.4 by the Company or its Subsidiary with respect to which the applicable withholding obligation arises.

3.6      Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Common Stock purchasable upon the exercise of any part of the Option unless and until certificates representing such shares of Common Stock (which may be in book-entry form) shall have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to Participant (including through electronic delivery to a brokerage account).  No adjustment will be made for a dividend or other right for which the record date is prior to the date of such issuance, recordation and delivery, except as provided in Section 4(c) of the Plan. Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such shares of Stock, including, without limitation, the right to receipt of dividends and distributions on such shares.

3.7      Forfeiture and Claw-Back Provisions.  Participant hereby agrees that the Committee may provide that the Award shall terminate and any unvested Options shall be forfeited, if Participant at any time prior to the vesting of the Option engages in any activity which is inimical, contrary or harmful to the interests of the Company, as determined by the Committee, including, without limitation, any violation of any written Company policy, or Participant’s employment is terminated for Cause.  All Awards (including any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the applicable provisions of any claw-back policy implemented by the Company, whether implemented prior to or after the grant of such Award, including without limitation, any claw-back policy adopted to comply with the requirements of applicable law, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.

ARTICLE IV

OTHER PROVISIONS

4.1      Whole Shares.  The Option may only be exercised for whole shares of Common Stock.

4.2      Option Not Transferable.

(a)      The Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Common Stock underlying the Option have been issued, and all restrictions applicable to such shares of Common Stock have lapsed. Neither the Option nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

(b)      During the lifetime of Participant, only Participant may exercise the Option or any portion thereof. After the death of Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 2.3, be exercised by Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

4.3      Adjustments.  Participant acknowledges that the Option, including the vesting of the Option, the number of Shares subject to the Option, and the exercise price of the Option, is subject to adjustment in the discretion of the Committee upon the occurrence of certain events as provided in this Agreement and in Section 12.2 of the Company’s 2015 Incentive Award Plan, which section is incorporated by reference herein as if fully set forth herein and shall apply to Participant’s Option and this Agreement mutatis mutandis.  Notwithstanding any provision of the Plan to the contrary, Section 9 of the Plan shall not apply to Participant’s Option nor to this Agreement, and the Plan is hereby amended by the Committee to the extent necessary to give effect to such treatment.

4.4      Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all applicable laws, including, without limitation, the provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to applicable law. To the extent permitted by applicable law, the Plan, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to applicable law.

4.5      Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee; provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall impair any rights or obligations under this Agreement in any material way without the prior written consent of Participant.

4.6      Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company's principal office, and any notice to be given to Participant shall be addressed to Participant (or if Participant is then deceased, to the person entitled to exercise the Option pursuant to Section 3.1) at Participant's last address reflected on the Company's records. By a notice given pursuant to this Section 4.6, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email (if to Participant) or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

4.7      Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.8      Section 409A.  This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of

Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”).  However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Committee determines that this Award (or any portion thereof) may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

4.9      Tax Representations. Participant has reviewed with Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

4.10      Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.11      Governing Law; Severability. The laws of the State of Minnesota shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

4.12      Notification of Disposition. If this Option is designated as an Incentive Stock Option, Participant shall give prompt notice to the Company of any disposition or other transfer of any shares of Common Stock acquired under this Agreement if such disposition or transfer is made (a) within two years from the Grant Date with respect to such shares of Common Stock or (b) within one year after the transfer of such shares of Common Stock to the Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

4.13      Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Option, the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.14      Entire Agreement.  The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

4.15      Limitation on Participant's Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to options, as and when exercised pursuant to the terms hereof.

4.16      Counterparts.  The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to applicable law, each of which shall be deemed an original and all of which together shall constitute one instrument.

4.17      Paperless Administration.  By accepting this Award, Participant hereby agrees to receive documentation related to the Award by electronic delivery, such as a system using an internet website or interactive voice response, maintained by the Company or a third party designated by the Company.

4.18      Broker-Assisted Sales.  In the event of any broker-assisted sale of shares of Common Stock in connection with the payment of withholding taxes as provided in Section 2.4(a)(iii) or (v) or Section 2.4(c) or the payment of the exercise price as provided in Section 3.4(b): (a) any shares of Common Stock to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation or exercise of the Option, as applicable, occurs or arises, or as soon thereafter as practicable; (b) such shares of Common Stock may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (c) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the proceeds of such sale exceed the applicable tax withholding obligation or exercise price, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (e) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation or exercise price; and (f) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company or its Subsidiary with respect to which the withholding obligation arises, an amount sufficient to satisfy any remaining portion of the Company’s or the applicable Subsidiary's withholding obligation.

4.19      No Right to Continued Service.  PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE CONTINUED VESTING OF THE OPTION IS EARNED ONLY BY CONTINUING SERVICE TO THE COMPANY AND ITS AFFILIATES AS AN “AT WILL” EMPLOYEE OR CONSULTANT OF THE COMPANY OR ONE OF ITS AFFILIATES OR A DIRECTOR OF THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED OR ACQUIRING SHARES HEREUNDER).  PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE, CONSULTANT OR DIRECTOR FOR SUCH PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH THE COMPANY’S OR ANY OF ITS AFFILIATES' RIGHT TO TERMINATE PARTICIPANT’S EMPLOYMENT OR SERVICE TO THE COMPANY OR SUCH AFFILIATE AT ANY TIME, WITH OR WITHOUT CAUSE.

4.20      Certain Definitions.

(a)      “Cause” shall mean (a) the Committee’s determination that the Participant failed to substantially perform the Participant’s duties (other than any such failure resulting from the Participant’s Disability); (b) the Committee’s determination that the Participant failed to carry out, or comply with any lawful and reasonable directive of the Board or the Participant’s immediate supervisor; (c) the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony, indictable offense or crime involving moral turpitude; (d) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Subsidiaries or while performing the Participant’s duties and responsibilities; or (e) the Participant’s commission of an act of fraud, embezzlement, misappropriation, willful or gross misconduct, or breach of fiduciary duty against the Company or any of its Subsidiaries.  Notwithstanding the foregoing, if the Participant is a party to a written employment or consulting agreement with the Company or any of its Subsidiaries in which the term “cause” is defined, then “Cause” shall be as such term is defined in the applicable written employment or consulting agreement.

(b)      “Change in Control” shall mean the occurrence of any of the following events:

(i)      A transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than (i) the Company or any Subsidiary, (ii) an employee benefit plan maintained by any of the foregoing entities, (iii) a “person” or “group” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company, or (iv) any “group” of “persons” formed under the Shareholders’ Agreement or the NOL Preservation Agreement) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)      During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 4.20(b)(i) or Section 4.20(b)(iii)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)      The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction:

(1)      Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(2)      After which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 4.20(b)(iii)(2) as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iv)      A liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (i), (ii), (iii) or (iv) above with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event” (within the meaning of Section 409A of the Code). Consistent with the terms of this Section 4.20(b), the Committee shall have full and final authority to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.

(c)      “Disability” shall mean that the Participant is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under a long-term disability income plan, if any, covering employees of the Company. For purposes of the Plan, a Participant shall be deemed to have incurred a Disability if the Participant is determined to be totally disabled by the Social Security Administration or in accordance with the applicable disability insurance program of the Company; provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this definition.

(d)      “NOL Preservation Agreement” shall mean the NOL Preservation Agreement, dated July 31, 2015, by and among the Company, The Blake L. Sartini and Delise F. Sartini Family Trust, Lyle A. Berman and certain other shareholders of the Company party thereto from time to time, as such agreement may be amended, supplemented or amended and restated from time to time.

(e)      “Shareholders’ Agreement” shall mean the Shareholders’ Agreement, dated January 25, 2015, by and among the Company, The Blake L. Sartini and Delise F. Sartini Family Trust and each of the shareholders of the Company party thereto from time to time, as such agreement may be amended, supplemented or amended and restated from time to time.

(f)      “Subsidiary” shall mean (a) a corporation, association or other business entity of which fifty percent (50%) or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company and/or by one or more Subsidiaries, (b) any partnership or limited liability company of which fifty percent (50%) or more of the equity interests are owned, directly or indirectly, by the Company and/or by one or more Subsidiaries, and (c) any other entity not described in clauses (a) or (b) above of which fifty percent (50%) or more of the ownership or the power (whether voting interests or otherwise), pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Company and/or by one or more Subsidiaries.

(g)      “Termination of Service” shall mean, unless otherwise determined by the Committee, the time when the employee-employer relationship between Participant and the Company and its subsidiaries is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement, but excluding termination where the Participant simultaneously commences or remains in service as a Consultant and/or Director with the Company or any Subsidiary.  The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether any Termination of Service resulted from a discharge for Cause and whether any particular leave of absence constitutes a Termination of Service.  Participant’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Subsidiary employing or contracting with Participant ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).